Exhibit 99.1

Hub Group Announces Leadership Changes

Todd Heeter Appointed Chief Financial Officer and Treasurer on Interim Basis

Kevin Beth and Brian Meents Have Departed the Company

OAK BROOK, Ill., May 28, 2026 — Hub Group, Inc. (Nasdaq: HUBG) today announced the following changes to its leadership team.

Todd Heeter has been appointed Chief Financial Officer and Treasurer on an interim basis, effective immediately. Mr. Heeter brings over 30 years of experience in finance and accounting. He founded The Heeter Group which provides Chief Financial Officer, Chief Accounting Officer, and strategic advisory services to public and private companies. He has served as Chief Financial Officer and in other finance roles on a permanent and consulting basis across a variety of industries including distribution, financial services, healthcare, technology, manufacturing, SaaS, and other industries.

Concurrent with Mr. Heeter’s appointment, Kevin Beth has departed from his position as Executive Vice President, Chief Financial Officer and Treasurer of the Company. In addition, Brian Meents has departed from his position as Executive Vice President and Chief Operating Officer of the Company. Both Mr. Beth and Mr. Meents will be available to the Company on a consulting basis for a transition period.

“The Hub Group Board of Directors views the integrity of the Company’s financial statements as a key pillar of our ongoing success,” said Peter McNitt, Lead Director, and Gary Yablon, Chair of the Audit Committee. “In connection with the review conducted under the direction of the Audit Committee, we are taking corrective actions, including enhancing our financial reporting processes and making changes to the Company’s leadership team. We will continue to prioritize finalizing our financial statements and becoming current with the filing of our periodic reports with the SEC.”

“The Board appreciates Todd joining Hub Group and taking on the role of CFO and Treasurer on an interim basis as we work through the restatement of our financial statements and implement enhancements to our internal accounting controls,” added David Yeager, Executive Chairman. “Todd is a seasoned finance and accounting executive with many years of experience stepping into roles such as this one. I look forward to working closely with him, Phil and the rest of the team as we continue to focus on delivering for the Company’s customers and shareholders. We remain confident in Hub Group’s opportunities ahead.”

Mr. Heeter’s appointment as Chief Financial Officer is for an initial term of six months and may be extended at the Company’s election. The Company has initiated a search for a permanent Chief Financial Officer with the assistance of a leading national search firm. At this time, the Chief Operating Officer responsibilities will be absorbed by other senior leaders.

Accounting Review and Second Quarter 2026 Business Performance Updates

Hub Group continues to work diligently to complete the restatement of its previously issued financial statements for the years ended December 31, 2024 and 2023 and the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025. The Company expects to file its Form 10-K for the year ended December 31, 2025, which will include restated results for the years ended December 31, 2024 and 2023, as well as its Form 10-Q for the quarter ended March 31, 2026, on or prior to September 14, 2026.

“As we take the necessary steps to complete our accounting review and enhance our financial reporting processes, we remain focused on executing our strategy and serving our customers. In the second quarter of 2026 to date, we executed a successful bid season and saw balanced demand trends and stronger pricing as well as increased opportunity for over the road conversion. We continued to onboard significant new business in Logistics, while Brokerage volumes reflected our ongoing focus on improving profitability and expanding revenue per load. With our strong customer relationships and leading market position, our team continues to work to drive growth, improve profitability and increase operating cash flows,” said Phil Yeager, President, Chief Executive Officer and Vice Chairman.

Certain Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements, provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the Company’s filing of its Form 10-K for the year ended December 31, 2025 and its Form 10-Q for the quarterly period ended March 31, 2026, the effect of Hub Group’s actions to drive growth, improve profitability, expand revenue per load and increase operating cash flows, and any other statements regarding Hub Group’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that might cause the actual performance of Hub Group to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the Company’s ability to complete the previously-announced restatement of its financial statements; the impact that further delays in the financial close process or the related audit may have on Hub Group’s business, financial condition and results of operations, and other risks discussed under the “Risk Factors” section in Hub Group’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. These forward-looking statements speak only as of the date hereof, and Hub Group assumes no obligation to update any such forward-looking statements.

About Hub Group

Hub Group offers comprehensive transportation and logistics management solutions. Keeping our customers’ needs in focus, Hub Group designs, continually optimizes, and applies industry-leading technology to our customers’ supply chains for better service, greater efficiency, and total visibility. As an award-winning, publicly traded company (Nasdaq: HUBG), our approximately 6,000 employees and drivers across the globe are always in pursuit of “The Way Ahead” – a commitment to service, integrity and innovation. For more information, visit hubgroup.com.

CONTACT: Garrett Holland, InvestorRelations@hubgroup.com